Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Reddit, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	9,017,882(2)	$215.72(3)	$1,945,337,505.04(3)	0.00015310	$297,831.17
Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,803,159(4)	$183.37(5)	$330,645,265.83(5)	0.00015310	$50,621.79
Total Offering Amounts					$2,275,982,770.87		$348,452.96
Total Fee Offsets(6)
Net Fee Due							$348,452.96

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Reddit, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.

(2)
Represents (i) 9,015,798 additional shares of the Registrant’s Class A common stock available for issuance under the 2024 Incentive Award Plan (“2024 Plan”) pursuant to the provision of the 2024 Plan providing for an annual automatic increase in the number of shares reserved for issuance under the 2024 Plan and (ii) 2,084 additional shares of the Registrant's Class A common stock available for issuance under the 2024 Plan as a result of shares of Class A common stock underlying outstanding stock-based compensation awards granted under the Registrant's 2017 Equity Incentive and Grant Plan that were cancelled by the Company during calendar year 2024 and, pursuant to the 2024 Plan, have become available for reissuance under the 2024 Plan as Class A common stock.

(3)
Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2024 Plan, on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange (“NYSE”) on February 6, 2025.

(4)
Represents 1,803,159 additional shares of the Registrant’s Class A common stock available for issuance under the Registrant’s 2024 Employee Stock Purchase Plan (the “ESPP”) pursuant to the provision of the ESPP providing for an annual automatic increase in the number of shares reserved for issuance under the ESPP.

(5)
Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the ESPP, on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on NYSE on February 6, 2025. Under the ESPP, the purchase price of a share of Class A common stock is equal to 85% of the fair market value of the Registrant’s Class A common stock on the offering date or the purchase date, whichever is less.

(6)	The Registrant does not have any fee offsets.